                                                                    Exhibit 99.1

                       LINCOLN PARK BANCORP, NEWS RELEASE

March 13, 2007

For immediate release

Contact: David Baker President and CEO 973-694-0330


Lincoln Park, NJ-March 13, 2007- Lincoln Park Bancorp (OTC Bulletin Board:
LPBC), parent company of Lincoln Park Savings Bank, announced today that it was acquiring the Montville, NJ branch location of GSL Savings Bank, Guttenburg, NJ. The purchase price of $830,000 is inclusive of the building, furniture, and fixtures, as well as deposits of approximately $3.2 million at the location. The branch location will be the first for Lincoln Park Savings.

"The Board of Directors, employees and I are all very excited that after 84 years at one location we will be expanding to a second branch," said David Baker, President and CEO of Lincoln Park Savings. "Many of our customers already live and work in the Montville and Towaco area and a new location on Changebridge Road in Montville will enable us to better serve them as well as reach out to an all new customer base" Mr. Baker added. "We built our business on great personal customer service and this new branch will grow based on that same model, there is still a place for our style of community banking."

The transaction is expected to close on or about May 1, 2007 but is subject to regulatory approval. The contract calls for GSL Savings to maintain the branch in an open and operational condition until closing.

"The purchase of this branch holds many positives for the future of Lincoln Park Bancorp, and was made possible by our stock offering in December of 2004. It took a while to find the right fit for us, but the Board and I feel strongly that this is that fit." stated Mr. Baker who also added: "With our dedicated staff and hard work we feel there is a great potential for growth at this branch."

As of December 31, 2006, Lincoln Park Savings had assets of approximately $93.1 million and deposits of $60.2 million. The banks website
WWW.LINCOLNPARKSAVINGS.COM explains many of the banks services and products.

Statements contained in this news release that are not historical facts, are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.